Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated March 25, 2025, with respect to the financial statements of Symetra Life Insurance Company, incorporated herein by reference, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the prospectus.

/s/ KPMG LLP

Seattle, Washington
April 25, 2025